Exhibit 4.5

EXECUTION COPY

JPMorgan

CREDIT AGREEMENT

among

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.,

The Lenders and Other Financial Institutions Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 26, 2008

J.P. MORGAN SECURITIES INC., as Arranger

SECTION 1.	DEFINITIONS	5

1.1	Defined Terms	5
1.2	Other Definitional Provisions	20

SECTION 2.	AMOUNT AND TERMS OF CREDIT	20

2.1	[Intentionally Omitted]	20
2.2	Revolving Credit Commitments	20
2.3	[Intentionally Omitted]	20
2.4	Evidence of Debt	20
2.5	Procedure for Borrowings	21
2.6	Fees	22
2.7	Reductions and Terminations of Commitments	22
2.8	Repayment of Loans	22
2.9	Optional Prepayments	22
2.10	Mandatory Prepayments	23
2.11	Conversion and Continuation Options	23
2.12	Minimum Eurodollar Amount; Maximum Number of Tranches	23
2.13	Interest Rates and Payment Dates	24
2.14	Computation of Interest and Fees	24
2.15	Inability to Determine Interest Rate	24
2.16	Pro Rata Treatment and Payments	25
2.17	Illegality	26
2.18	Requirements of Law	26
2.19	Taxes	27
2.20	Funding Indemnity	29
2.21	Filing of Certificates; Change of Lending Office	29

SECTION 3.	REPRESENTATIONS AND WARRANTIES	29

3.1	Financial Position	30
3.2	No Change	30
3.3	Organization, Power and Status of the Borrower; Compliance with Law; Partners and Partner Parents	30
3.4	Authorization; Enforceable Obligations	30
3.5	Subsidiaries; Business	30
3.6	No Legal Bar or Burdensome Restrictions	31
3.7	Governmental Approvals and Other Consents and Approvals	31
3.8	No Material Litigation	32
3.9	No Default	32
3.10	Ownership of Property; Liens	32
3.11	Taxes	32
3.12	Federal Regulations	33
3.13	ERISA	33
3.14	Sufficiency and Delivery of Primary Agreements	33

(continued)

3.15	Disclosure	33
3.16	Investment Company Act	33
3.17	Purpose of Loans	33
3.18	Environmental Matters	33
3.19	Insurance	34
3.20	No Labor Disputes	34

SECTION 4.	CONDITIONS PRECEDENT	34

4.1	Conditions to Effectiveness	34
4.2	Conditions to Each Loan	36

SECTION 5.	AFFIRMATIVE COVENANTS	36

5.1	Financial Statements; Certificates; Projections	36
5.2	Other Documents, Information and Notices	37
5.3	Payment of Obligations	37
5.4	Conduct of Business and Maintenance of Existence	38
5.5	Performance and Enforcement of Agreements	38
5.6	[Intentionally Omitted]	38
5.7	Governmental Approvals	38
5.8	Operation and Maintenance of the Pipeline	38
5.9	Maintenance of Property	38
5.10	[Intentionally Omitted]	38
5.11	Impositions	38
5.12	Insurance	39
5.13	Books and Records; Inspection of Property; Discussions	39

SECTION 6.	NEGATIVE COVENANT$	39

6.1	Limitation on Indebtedness	39
6.2	Limitation on Liens	41
6.3	Limitation on Distributions	42
6.4	Limitation on Fundamental Changes	42
6.5	Limitation on Termination, Modification, Supplement or Waiver of Primary Agreements; Limitation of Tariffs	43
6.6	Abandonment	43
6.7	Limitation on Investments, Loans and Advances	43
6.8	Limitation on Asset Sales	43
6.9	Transactions with Affiliates	43
6.10	[Intentionally Omitted)	43
6.11	Limitation on Sale-Leaseback Transactions	43
6.12	Limitation on Subsidiaries	44
6.13	Ratio of Indebtedness to Total Capitalization	44
6.14	Affiliate Subordinated Indebtedness	44
6.15	Usc of Proceeds	44

SECTION 7.	EVENTS OF DEFAULT	44

II

(continued)

SECTION 8.	NON-RECOURSE	46

SECTION 9.	THE ADMINISTRATIVE AGENT	47

9.1	Appointment	47
9.2	Delegation of Duties	47
9.3	Exculpatory Provisions	47
9.4	Reliance by Administrative Agent	48
9.5	Notice of Default	48
9.6	Non-Reliance on Administrative Agent and Other Lenders	48
9.7	Indemnification	49
9.8	Administrative Agent in Its Individual Capacity	49
9.9	Successor Administrative Agent	49

SECTION 10.	MISCELLANEOUS	50

10.1	Amendments and Waivers	50
10.2	Notices	50
10.3	No Waiver; Cumulative Remedies	51
10.4	Survival of Representations and Warranties	51
10.5	Payment of Expenses and Taxes	51
10.6	Successors and Assigns; Participations; Purchasing Lenders	52
10.7	Adjustments; Set-off	55
10.8	Counterparts	55
10.9	Severability	55
10.10	Integration	55
10.11	Confidentiality Undertaking	55
10.12	GOVERNING LAW	56
10.13	Submission To Jurisdiction; Waivers	56
10.14	Acknowledgements	56
10.15	WAIVERS OF JURY TRIAL	56
10.16	USA PATRIOT Act	51

III

SCHEDULES

Schedule 1	Partners and Partner Parents
Schedule 2	Lenders and Commitments
Schedule 3	Subordinated Debt Provisions
Schedule 4	Litigation
Schedule 5	Outstanding Indebtedness and Guarantee Obligations
Schedule 6	Existing Investments

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Borrowing Certificate
Exhibit C	Form of Commitment and Loan Transfer Supplement
Exhibit D-1	Form of Opinion of Troutman Sanders LLP
Exhibit D-2	Form of Opinion of General Counsel to Borrower

IV

CREDIT AGREEMENT, dated as of June 26, 2008, among Iroquois Gas Transmission System, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders hereunder (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrower has requested the Lenders to extend credit in the form of Revolving Credit Loans at any time and from time to time prior to the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not in excess of $45,000,000.

The proceeds of Revolving Credit Loans may be used by the Borrower for general corporate purposes.

In consideration of the premises, and of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I.

DEFINITIONS

1.1  Defined Terms.        As used in this Agreement, the following terms shall have the following meanings:

“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1116 of I%) equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus I /2 of I%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” means Loans as to which the applicable rate of interest is based upon ABR.

“Act” has the meaning set forth in subsection I 0.16 hereof.

“Additional Senior Indebtedness” means Indebtedness of the Borrower for borrowed money incurred after the Closing Date and ranking pari passu in right of payment with all other Senior Debt.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns I 0% or more of the equity interest in the Person specified or I 0% or more of any class of voting securities of the Person specified. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Subordinated Debt” means unsecured Indebtedness of the Borrower held by any Affiliate of the Borrower, any Partner or an Affiliate of any Partner and subordinated to the Senior Debt on the basis set forth in Schedule 3 hereto.

“Administrative Agent” has the meaning set forth in the first paragraph of this Agreement.

“Agreement” means this Credit Agreement, as amended, supplemented, restated or otherwise modified and in effect from time to time.

“Applicable Margin” means, for any day (except as set forth in the proviso below), with respect to (a) any Eurodollar Loan, 1.00% per annum and (b) any commitment fee, 0.15% per annum.

“Asset Sale” means any sale, transfer, sale-leaseback transaction or other disposition (excluding a merger or consolidation which is in compliance with the covenant set forth in subsection 6.4) in one transaction or a series of related transactions by the Borrower to any Person of (i) all or any of the Capital Stock of any Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Borrower or any of its Subsidiaries or (iii) any other property and assets of the Borrower outside the ordinary course of business of the Borrower that is .not governed by the provisions hereof applicable to mergers, consolidations and sales of assets of the Borrower; provided that “Asset Sale” shall not include (a) sales or other dispositions of inventory, receivables and other current assets or (b) Distributions permitted to be made under the covenant set forth in subsection 6.3 or (c) sales or other dispositions of assets which constitute (i) redundant, obsolete or worn-out property, tools or equipment no longer used or useful in the Borrower’s business and any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms and (ii) dispositions contemplated by the Primary Agreements or replacement or successor agreements.

“Authorized Representative” means, with respect to any Person, the person or persons authorized to act on behalf of such Person by its board of directors or management committee or any other governing body of such Person.

“Available Revolving Credit Commitment” means an amount equal to the excess, if any, of the Total Revolving Credit Commitment over the aggregate principal amount of all Revolving Credit Loans then outstanding.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means Iroquois Gas Transmission System, L.P.

“Borrowing Certificate” means a notice of borrowing and certificate of the Borrower substantially in the form of Exhibit B hereto.

“Borrowing Date” means the Business Day specified by the Borrower in a Borrowing certificate furnished pursuant to subsection 2.4 as a day on which the Lenders are requested to make Loans hereunder.

“Business Day” means, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, outstanding on the Closing Date or issued thereafter, including, without limitation, all partnership interests, common stock and preferred stock.

“Capitalized Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under RAP, and, for purposes herein, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Closing Date” means the date on which the conditions specified in subsection 4.1 are satisfied (or waived in accordance with subsection 10.1).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to any Lender, the Revolving Credit Commitment of such Lender.

“Commitment Percentage” means, as to any Lender, the percentage set forth under the column heading “Commitment Percentage” on Schedule 2, as the same may be changed from time to time pursuant to subsection I 0.6(c).

“Commitment Transfer Supplement” has the meaning set forth in subsection 10.6(c).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Consolidated Net Tangible Assets” means, with respect to any Person, as of any date, (a)               all amounts that would be shown as assets on a consolidated balance sheet of such Person prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, the counterparty to which has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A2” by Moody’s and “A” by S&P (or such similar equivalent rating) or higher.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) Operating Cash Flow for such period to (b) Mandatory Debt Service for such period.

“Default” means any event or circumstance which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means for any day, the ABR for such day plus 2%.

“Defaulting Lender” means a Lender with respect to which a Lender Default is in effect.

“Distribution” means all partnership distributions of the Borrower (in cash, property of the Borrower or obligations) or other payments or distributions on account of, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any partnership interest in the Borrower, and any payments on Affiliate Subordinated Debt:

“Dollars” and” “ means dollars in lawful currency of the United States of America.

“Environmental Law” means any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other requirements having the force of law of any Governmental Authority relating to the protection of the environment or natural resources, or to emissions, discharges, Releases or threatened Releases of Hazardous Materials into the environment, including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as now or may hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Loans” means Loans as to which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBORO I Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as of I I :00 A.M., London time, two Working Days prior to the beginning of such Interest Period. In the event that such rate does not appear on any such page (or otherwise on any such service), the “Eurodollar Rate” for the purposes hereof shall instead be the per annum equal to the average (rounded upward, if necessary, to the nearest I/!6th of 1%) of the respective rates notified to the Administrative Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered Dollar deposits at or about I 0:00 A.M., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Tranche” has the meaning set forth in subsection 2. I 2.

“Event of Default” means any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, and/or any other applicable condition set forth in Section 7, has been satisfied.

“Existing Loan Agreement” means the Credit Agreement, dated as of May 30, 2000, among the Borrower, JPMorgan as administrative agent and the financial institutions party thereto, as amended prior to the date hereof and without giving effect to any subsequent amendments, restatements, supplements or modifications thereto.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Management Committee whose determination shall be conclusive if evidenced by a Management Committee Resolution.

“Federal Funds Effective Rate” means, with respect to each day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average ofthe rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as the Administrative Agent may reasonably determine.

“Fee Letter” means the fee letter agreement dated June 26, 2008 between the Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“FERC” means the Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through the Pipeline.

“Final Date” means the date on which the Revolving Credit Commitments shall have terminated and no Revolving Credit Loans shall be outstanding.

“Final Maturity Date” means, with respect to any Security or any installment thereof or interest thereon, as of any date of determination, the latest date specified in such Security as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable of any Security then outstanding.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Approval” means any authorization, consent, opinion, order, approval, license, ruling, permit, certification, exemption, filing or registration from, by or with any Governmental Authority, other than a contract with a Governmental Authority for the acquisition of real property or of an easement or right-of-way over real property owned by it.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include (y) endorsements of instruments for deposit or collection in the ordinary course of business or obligations to reimburse or indemnify a provider of surety or performance bonds incurred in the ordinary course of business or (z) obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i), (ii), (v) or (vi) of the definition of “Indebtedness”) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement).

“Hazardous Materials” means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls (PCB), in each case to the extent regulated under any Environmental Law; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority pursuant to any Environmental Law.

“IGTS” means Iroquois Gas Transmission System Inc., a Delaware corporation.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(i)               all indebtedness of such Person for borrowed money;

(ii)              all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)            all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(iv)            all obligations of such Person to pay the deferred and unpaid purchase price of property or services (including Trade Payables), which purchase price is due more than 6 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(v)             all Capitalized Lease Obligations of such Person;

(vi)            all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such

Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(vii)           all Guarantee Obligations of such Person; and

(viii)          to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

“Indemnified Liabilities” has the meaning set forth in subsection I 0.5.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” means, (a) as to any ABR Loan, the last day of each month and the date on which such Loan is paid or converted into a Eurodollar Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months or a whole multiple thereof, after the first day of such Interest Period, and the last day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Loan:

(i)              initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto: and

(ii)             thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and having the same duration as such next preceding Interest Period, unless (x) a period of a different duration (but not other than a period of one, two or three months) is selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect thereto or (y) notice of conversion to a Loan of another Type is given in accordance with subsection 2. I I;

provided that

(A)            if any Interest Period would otherwise end on a day that is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(B)              any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month;

(C)              the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

(D)              the Borrower shall not select an Interest Period pertaining to a Revolving Credit Loan that ends after the Revolving Credit Termination Date.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement, the counterparty to which has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A2” by Moody’s and “A” by S&P (or such similar equivalent rating) or higher.

“Investment” means in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Borrower) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person, or any transaction that has a substantially similar effect.

“Investment Grade” means an unsecured long-term debt credit rating of “BBB-” or higher by S&P and “Baa3” or higher by Moody’s.

“JPMorgan” means JPMorgan Chase Bank, N.A. and any successor thereto by merger, consolidation or otherwise.

“Lender Default” means (a) the failure (which has not been cured) of a Lender to make available its portion of any borrowing or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under subsections 2.2(a) or 2.3(d), in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lenders” has the meaning set forth in the first paragraph of this Agreement.

“Lien” means with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes herein, a Person shall be deemed to own, subject to a Lien, any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means this Agreement and the Notes, if any.

“Majority Lenders” means, at any time, (a) Non-Defaulting Lenders having or holding more than 50% of the Total Revolving Credit Commitment (less the aggregate Revolving Credit

Commitments of all Defaulting Lenders) at such date, or (b) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 7, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans (excluding the Loans of Defaulting Lenders) in the aggregate at such date.

“Management Committee” means a committee comprised of representatives of the Partners which shall have the power to make decisions on behalf of the Borrower.

“Management Committee Resolution” shall mean a copy of a resolution adopted by the Management Committee and delivered to the Administrative Agent.

“Mandatory Debt Service” means for any period, the sum of all scheduled interest, premium, if any, and principal due and payable during such period in respect of all Indebtedness of the Borrower; provided that fees, including any current fees, payable in connection with the issuance of any Additional Senior Indebtedness shall be excluded.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its obligations under this Agreement, the Notes, any other Loan Document or any other Senior Debt Agreement, (b) the material rights and remedies of any of the Senior Parties under the Senior Debt Agreements, or (c) the timely payments of any principal or interest on Loans or any of the other Senior Debt Agreements.

“Moody’s” means Moody’s Investors Service.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 400 I (a)(3) of ERISA, to which the Borrower or any Commonly Controlled Entity is making or accruing, or has previously made or accrued, an obligation to make contributions.

“No Ratings Downgrade” means, that the ratings on the Securities are reaffirmed after consideration of a proposed applicable event as being equal to or higher than the then current rating on the Securities no earlier than 60 days prior to the proposed applicable event by both of the Required Rating Agencies.

“Non-Amortizing Securities” means any series of Securities with (a) a fixed term at the time of issue of five years or longer and (b) scheduled payment terms providing for 35% or more of the initial principal amount of such Securities to become due and payable on the Final Maturity Date of such Securities.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Extending Lender” has the meaning set forth in subsection 2.22(a).

“Nonrecourse Indebtedness” means Indebtedness under which the holder thereof shall have no recourse with respect to the non-performance of the obligations of the debtor or obligor under such Indebtedness to make payments of principal of, premium, if any, and interest on such Indebtedness against any Person other than such debtor or obligor, including but not limited to, the Borrower, and any such Indebtedness shall specifically so state.

“Note” means a note in substantially the form of Revolving Credit Note attached hereto as Exhibit A.

“Officer’s Certificate” of any Person means, a certificate signed by an Authorized Representative of such Person.

“Operating Agreement” means the Amended and Restated Operating Agreement dated as of February 28, 1997, between Iroquois Pipeline Operating Company and the Borrower.

“Operating Cash Flow” means, for any period, the excess, if any, of (a) all Revenues received during such period, over (b) all Operating Expenses paid during such period other than any nonrecurring Operating Expenses incurred in connection with the issuance or retirement of any Senior Debt.

“Operating Expenses” means, for any period, the sum, computed without duplication, of all cash operating and maintenance expenses and required reserves in respect of such expenses of the Borrower, including, without limitation, (a) expenses of administering and operating the Pipeline and of maintaining it in good repair and operating condition payable by the Borrower during such period, (b) direct operating and maintenance costs of the Pipeline (including, without limitation, all payments due and payable under the Operating Agreement and any ground leases and excluding any necessary maintenance-level capital expenditures which are not fully recoverable within one year) payable by the Borrower during such period, (c) insurance costs payable by the Borrower during such period, (d) sales and excise taxes payable by the Borrower with respect to the transportation of natural gas during such period, (e) franchise taxes payable by the Borrower during such period, (f) federal, state and local income taxes payable by the Borrower during such period, (g) costs and fees attendant to the obtaining and maintaining in effect the government approvals payable by the Borrower during such period and (h) legal, accounting and other professional fees attendant to any of the foregoing items payable by the Borrower during such period. Operating Expenses excludes, to the extent otherwise included, depreciation for such period.

“Operator” means Iroquois Pipeline Operating Company, a Delaware corporation, or any successor thereto under the Operating Agreement.

“Participant” has the meaning set forth in subsection 10.6(b).

“Partner” means any partner under the Partnership Agreement (being, as of the date hereof, the entities defined on Schedule 1).

“Partner Parent” means, with respect to each Partner, the Affiliate of such Partner, if any, with ultimate “control” over such Partner (as such term is used in the definition of “Affiliate”) (being, as of the date hereof, the entities identified on Schedule 1).

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement, dated February 28, 1997, among the Partners, as amended by the First Amendment thereto, dated January 27, 1999, the Second Amendment, dated May 4, 2001 and the Third Amendment, dated as of September 1, 2005.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title 10 of ERISA (or any successor).

“Permitted Business Activities” has the meaning set forth in subsection 3.5.

“Permitted Liens” means the Liens set forth in clauses (a) through (h) of subsection 6.2, in accordance with the terms therein.

“Permitted Investments” means:

(i)                any Investment in the Borrower (to the extent otherwise permitted hereunder);

(ii)               any Temporary Cash Investment;

(iii)             loans and advances to officers and employees of the Borrower or any of its Subsidiaries in an aggregate principal amount at any time outstanding not exceeding $2,000,000;

(iv)             any Interest Rate Agreement entered into in the ordinary course of business and not for speculative purposes;

(v)              Investments existing on the Closing Date and set forth on Schedule 7 hereto and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause is not increased at any time above the aggregate amount of such Investments existing on the date hereof;

(vi)             Investments representing capital stock or obligations issued to, the Borrower or any of its Subsidiaries in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Borrower or any Subsidiary;

(vii)            Investments acquired by the Borrower or any of its Subsidiaries in connection with any Asset Sale permitted under subsection 6.8 to the extent such Investments are non-cash proceeds;

(viii)           Investments consisting of extension of trade credit or security deposits made in the ordinary course of business; and

(ix)             Investments in businesses or activities permitted under subsection 6.7 provided that such Investment is funded entirely and specifically by a capital contribution to the Borrower by its Partners in accordance with the Partnership Agreement.

“Person” means any natural person, corporation, partnership, firm, association, Government Authority, or any other entity whether acting in an individual, fiduciary or other capacity.

“Pipeline” means, the existing 411-mile interstate natural gas pipeline system extending from the United States – Canada border at Ontario/Waddington, New York, and terminates at its interconnect with the facilities of the Consolidated Edison Company of New York at Hunts Point in Bronx, New York together with all existing appurtenant facilities.

“Plan” means at a particular time, any employee benefit plan (other than a Multiemployer Plan) which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not intending to be the lowest rate of interest charged by JPMorgan in connection with extensions of credit to debtors).

“Project” means the Pipeline and all material easements, rights-of-way and other material real property interests relating to the Pipeline.

“Primary Agreements” means the Shipper Contracts, the Shipper Guarantees, the Operating Agreement, and all succeeding agreements thereto.

“Projected Debt Service Coverage Ratio” means, at any time of determination thereof, a projection of the Debt Service Coverage Ratio for a period which includes, or consists entirely of, future periods, prepared by the Borrower in good faith based upon assumptions believed by the Borrower to be reasonable.

“Property” means any right or interest in or to assets on property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchasing Lenders” has the meaning set forth in subsection 10.6(c).

“Qualified Financial Institution” means (a) any commercial bank or other financial institution which has capital, surplus and undivided profits of at least $500,000,000 and which is either organized under the laws of the United States or any State thereof or of Canada or is acting through a branch or agency located in the United States, and (b) any other commercial bank or financial institution approved by the Administrative Agent and the Borrower.

“RAP” means regulatory accounting principles.

“Reference Lenders” means JPMorgan, or any replacement of JPMorgan appointed pursuant to subsection 2.14(c).

“Register” has the meaning set forth in clause (d) of subsection 10.6 herein.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin regulations.

“Release” means the release of any Hazardous Material not authorized under any Environmental Law into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying and placement.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” has the meaning set forth in subsection 2.8(b).

“Repayment Date” has the meaning set forth in subsection 2.8(b).

“Replacement Lender” has the meaning set forth in subsection 2.22(c).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by a Commonly Controlled Entity which is considered a Commonly Controlled Entity only pursuant to subsection (m) or (o) of Section 414 of the Code), unless the 30-day notice requirement with respect to such event has been waived by the PBGC.

“Required Rating Agencies” means S&P and Moody’s.

“Requirement of Law” means, as to any Person, the certificate of incorporation (or, in the case of the Borrower, the Partnership Agreement) and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation of any Governmental Authority (including, without limitation, any Environmental Law), in each case applicable to such Person or any of its properties, to which such Person or any of its Properties is subject or to which such Person is party, and any determination of an arbitrator or a court or other Governmental Authority.

“Responsible Officer” means, individually, the president, the vice president and Chief Financial Officer of the Operator acting on behalf of the Borrower, and any other individual authorized by the Management Committee of the Operator (as certified by the Borrower to the Lenders in a certificate delivered to the Administrative Agent and not withdrawn in writing) to sign an agreement, certificate or other document on behalf of the Borrower.

“Revenues” means all revenues accruing to the Borrower, calculated in accordance with GAAP. “Revenues” shall include all cash distributions made to the Borrower by its Subsidiaries which are not subject to repayment by law or by contract and shall exclude all revenues accruing to such Subsidiaries which are not so distributed.

“Revolving Credit Loan” has the meaning set forth in subsection 2.2(a).

“Revolving Credit Commitment” means, (a) in the case of each Lender that is a Lender · on the date hereof, the amount set forth opposite such Lender’s name on Schedule 2 as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Commitment Transfer Supplement pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Termination Date” means the date which is 364 days after the date hereof; provided that if any such day is not a Business Day, then the Revolving Credit Termination Date shall be the immediately preceding Business Day.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Securities” means, collectively, the $200,000,000 8.68% Senior Notes due 2010, the $170,000,000 6.10% Amortizing Senior Notes due in 2027 and any other debt securities, authenticated and issued pursuant to the Senior Indenture.

“Senior Debt” means Indebtedness in respect of the Loans, this Agreement, the Securities, the “Loans” under the Existing Loan Agreement and any Additional Senior Indebtedness.

“Senior Debt Agreements” means all agreements, documents and instruments evidencing and/or securing the Senior Debt or pursuant to which Senior Debt is issued, including, without limitation, this Agreement and, so long as any Securities remain outstanding, the Senior Indenture.

“Senior Indenture” means the Indenture, dated as of May 30, 2000, between the Borrower and The Bank of New York, as Trustee, as it may from time to time be supplemented or amended by a Management Committee Resolution and an Officer’s Certificate issued pursuant thereto or by one or more Series Supplemental Indentures entered into pursuant to the applicable provisions hereof and shall include the terms of particular series of Securities established as contemplated by the provisions therein.

“Senior Parties” means the Persons that have extended, or that are obliged to extend, credit to the Borrower pursuant to the Senior Debt Agreements and any agent, trustee or similar representative of any such Persons appointed pursuant to any Senior Debt Agreement.

“Series Supplemental Indenture” means an indenture supplemental to the Senior Indenture entered into by the Borrower and the Trustee for the purpose of establishing, in accordance with the Senior Indenture, the title, form and terms of the Securities of any series; “Series Supplemental Indentures” shall mean each and every Series Supplemental Indenture. ·

“Shipper” means each Person who enters into a Shipper Contract with the Borrower.

“Shipper Contracts” means contracts between the Borrower and the Shipper for the transportation services on the Pipeline which may be firm transportation service contracts that are long-term (or multi-year) or short-term (less than one year) or interruptible transportation contracts.

“Shipper Guarantees” means those agreements providing financial and performance guarantees to the Borrower on behalf of certain shippers or under firm transportation contracts ..

“Significant Subsidiary” means Iroquois Pipeline Operating Company (or any successor operator of the Pipeline) and any of the Borrower’s Subsidiaries which meet any of the following conditions:

(1) the Borrower and its other Subsidiaries’ investments in and advances to such Subsidiary exceed 10 percent of the Borrower’s total assets and the Borrower’s Subsidiaries’ total assets consolidated as of the end of the most recently completed fiscal year; or

(2)              the Borrower and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10 percent of the Borrower’s total assets and the Borrower’s Subsidiaries’ total assets consolidated as of the end of the most recently completed fiscal year; or

(3)              the Borrower and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary exceeds 10 percent of such of the Borrower’s income and of the Borrower’s Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means, with .respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or. other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” has the meaning set forth in subsection 2.19.

‘Temporary Cash Investment” means any of the following:

(i)               direct obligations of the United States of America or Canada or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or Canada or any agency thereof;

(ii)              time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million and has outstanding debt which is rated “A” by S&P and “A2” by Moody’s (or such similar equivalent rating) or higher or any money-market fund having assets in excess of $250 million consisting of obligations described in this clause (ii) sponsored by a registered broker dealer or mutual fund distributor;

(iii)             repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company meeting the qualifications described in clause (ii) above;

(iv)             commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America, any state thereof or Canada with a rating at the time as of which any investment therein is made of”P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(v)              securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P and at least “A2” by Moody’s.

“Total Capitalization” means, as of any date, the sum of (a) the Indebtedness of the Borrower on such day plus (b) all amounts that would be shown as Partner’s equity on a balance sheet of the Borrower as of such date prepared in accordance with GAAP.

“Total Revolving Credit Commitment” means the sum of the Revolving Credit Commitments of all the Lenders.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transfer Effective Date” means the transfer date specified in the Commitment Transfer Supplement.

“Transaction Documents” means the Loan Documents and the Primary Agreements.

“Transferee” has the meaning set forth in subsection I 0.6(f). ·

“Trustee” has the meaning set forth in the Senior Indenture.

“Type “means, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Working Day” means any Business Day on which dealings in foreign currencies (including Dollars) and exchange between banks may be carried on in London, England.

1.2                Other Definitional Provisions.                                        (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b)                  As used herein and in the Notes, and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                  The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.

AMOUNT AND TERMS OF CREDIT

2.1                 [Intentionally Omitted].

2.2                 Revolving Credit Commitments. (a) Subject to and upon the terms and conditions of this Agreement (including subsection 2.3(a)), each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans (each, a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”) to the Borrower, which Revolving Credit Loans (i) shall be made at any time and from time to time from and after the Closing Date and prior to the Revolving Credit Termination Date, (ii) may be repaid and re borrowed in accordance with the terms hereof, (iii) shall not, after giving effect thereto and the application of the proceeds thereof exceed in the aggregate the Revolving Credit Commitment of such Lender at such time and (iv) shall not, after giving effect thereto and the application of the proceeds thereof exceed in the aggregate the Total Revolving Credit Commitment then in effect. On the Revolving Credit Termination Date, all Revolving Credit Loans shall be repaid in full.

(b)                The proceeds of the Revolving Credit Loans shall be used by the Borrower exclusively for the purposes described in subsection 3.17.

(c)                 Subject to subsection 2.12, the Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.5 and 2.11.

2.3                [Intentionally Omitted].

2.4                Evidence of Debt.                            (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office to such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(b)                  The Administrative Agent shall maintain the Register pursuant to subsection 10.6(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                   The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (a) and (b) of this subsection 2.4 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)                   In order to facilitate any pledge or assignment as provided in subsection 10.6(h), the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit A, evidencing the Revolving Credit Loans owing to such Lender.

2.5                  Procedure for Borrowings. Each borrowing by the Borrower hereunder shall be on a Working Day, if all or any part of such Loans initially are to be Eurodollar Loans, or a Business Day, if all or any part of such Loans initially are to be ABR Loans, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Certificate (which certificate, to be effective on the requested Borrowing Date, must be received by the Administrative Agent (i) prior to 12:00 Noon, New York City time, three (3) Working Days prior to the requested Borrowing Date, if all or any part of such Loans initially are to be Eurodollar Loans or (ii) prior to I0:00 A.M., New York City time, on the requested Borrowing Date, if all or any part of such Loans initially are to be ABR Loans, provided that if such certificate is received after the specified time on the relevant Working Day or Business Day, such certificate shall be effective, and the requested Borrowing Date shall be deemed to be, the Working Day or Business Day (as applicable) next succeeding the requested Borrowing Date specified in such certificate), specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether such Loans are to be Eurodollar Loans, ABR Loans or a combination thereof and (D) if such Loans are to be entirely or partly Eurodollar Loans, the respective amounts of such Type of Loan and the respective durations of the initial Interest Periods therefor. Each borrowing of Revolving Credit Loans shall be in an amount equal to $1,000,000 or a whole multiple thereof (or such lesser amount as shall equal the then unborrowed amount of the Total Revolving Credit Commitment). Upon receipt of each Borrowing Certificate, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection I0.2 prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The Administrative Agent then will make the amount of such borrowing available to the Borrower prior to 2:00P.M., New York City time, on such date (i) by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent, or (ii) if so requested by the Borrower in the related Borrowing Certificate, by initiating the transfer of such amounts made available to the Administrative Agent in like funds to the Federal Reserve Bank of New York for the account of a member bank designated by the Borrower in such Borrowing Certificate.

2.6                 Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender having a Revolving Credit Commitment (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee on the daily average of such Lenders’ pro rata share of the Available Revolving Credit Commitments, for the period from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be computed for each day during such period at a rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin for such day on the Total Revolving Credit Commitment in effect on such day. Each such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first of such dates to occur after the date hereof, and on the Final Date.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the underwriting fee set forth in the Fee Letter. Such underwriting fee shall be payable on the Closing Date.

2.7                 Reductions and Terminations of Commitments. (a) The Borrower may, upon not less than five (5) Business Days’ prior irrevocable notice to the Administrative Agent, terminate in whole, or from time to time reduce, the then unborrowed amount of the Total Revolving Credit Commitment; provided that prior to or concurrently with the receipt of notice of any such termination or reduction, the Lenders shall have received evidence, satisfactory to the Administrative Agent that, together with a certificate from a Responsible Officer stating that, after giving effect to such termination or reduction, the Borrower will be in compliance with subsection 5.6. Any such termination or reduction shall be in a minimum amount of $500,000 and shall reduce permanently the Total Revolving Credit Commitment.

(b)                 The Total Revolving Credit Commitment shall terminate at 5:00 P.M. (New York time) on the Revolving Credit Termination Date.

(c)                 The Total Revolving Credit Commitment shall automatically and permanently reduce to $10,000,000 on the date of the final drawdown under a bond offering by the Borrower during the term of this Agreement, if the Total Revolving Credit Commitment has not been reduced to such amount prior to such date.

2.8                Repayment of Loans. The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Revolving Credit Termination Date, the then unpaid Revolving Credit Loans.

2.9               Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, in the case of Eurodollar Loans, upon at least five (5) Business Days’ prior irrevocable notice to the Administrative Agent, and in the case of ABR Loans, upon at least one (1) Business Day’s prior irrevocable notice to the Administrative Agent. Each such notice shall specify (a) the Loans to be prepaid on such date and amount of the prepayment, (b) whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount of the prepayment allocable to each, and (c) whether the Loans to be prepaid are Revolving Credit Loans, and, if a combination thereof, the amount of the prepayment allocable to each. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount to be prepaid and any amounts payable pursuant to subsection 2.20 with respect to the Loans to be so prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.10                  Mandatory Prepayments. Unless the Majority Lenders shall otherwise agree, on or before the date of any mandatory reduction in the Total Revolving Credit Commitment pursuant to Section 2.7 hereof, the Borrower shall prepay the Loans in an amount necessary so that after giving effect to such prepayment the aggregate outstanding amount of Revolving Credit Loans hereunder shall not exceed $10,000,000.

2.11                  Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert all or a portion of Eurodollar Loans to ABR Loans by giving the Administrative Agent irrevocable notice of such election (which notice, to be effective, must be received by the Administrative Agent prior to 12:00 Noon, New York City time, three (3) Working Days prior to the requested conversion date); provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert all or a portion of ABR Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election (which notice, to be effective, must be received by the Administrative Agent prior to 12:00 Noon, New York City time, three (3) Working Days prior to the requested conversion date. Any such notice of conversion shall specify (i) the aggregate principal amount being converted, (ii) the Type of Loan such principal amount is being converted into, (iii) the requested conversion date and (iv) in the case of a conversion to Eurodollar Loans shall specify the duration of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted to a Eurodollar Loan when any Event of Default has occurred and is continuing and the Majority Lenders have determined that such a conversion is not appropriate and (ii) no such conversion maybe made to the extent it would contravene the provisions of subsection 2.12 or if it would not be permitted under the provisions of subsection 2.15 or 2.17.

(b) All or a portion of Eurodollar Loans (i) may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent (which shall promptly notify the Lenders), in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the duration of the next Interest Period to be applicable to such Loans, and (ii) shall be continued as such upon the expiration of the current Interest Period with respect thereto for an Interest Period of the same duration as such expiring Interest Period if the Borrower shall fail to give the notice referred to in the preceding clause (i) or to give a conversion notice in accordance with subsection 2.11(a); provided that no Eurodollar Loan will be continued as such (A) when any Event of Default has occurred and is continuing and the Majority Lenders have determined that such a continuation is not appropriate or (B) if such continuation would contravene the provisions of subsection 2.12 or if it would not be permitted under the provisions of subsection 2.15 or 2.17; and provided, further, that if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

2.12                Minimum Eurodollar Amount; Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) at no time will the aggregate number of Eurodollar Tranches exceed ten and (ii) the aggregate principal amount of any Eurodollar Tranche being continued or converted into shall equal $1,000,000 or an integral multiple of $1 ,000,000 in excess thereof. As used in this subsection 2.12 and in the definition of “Interest Period”, the term “Eurodollar Tranche” is the collective reference to Eurodollar Loans, the Interest Periods with respect to which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

2.13                 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day (including the first day but excluding the last day) during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                  Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

(c)                   If all or a portion of the principal amount of any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (ii) in the case of any other overdue amount, the Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)                  Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand.

2.14                 Computation of Interest and Fees. (a) Interest on ABR Loans and commitment fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)                  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.13(a).

(c)                  If any Reference Lender’s Revolving Credit Commitment shall terminate or all its Loans shall be assigned for any reason whatsoever, such Reference Lender shall, upon appointment of a new Reference Lender, cease to be a Reference Lender and the Administrative Agent (after consultation with the Lenders) and the Borrower shall designate another Lender as a Reference Lender so that there shall at all times be at least two Reference Lenders. The Administrative Agent shall notify the Lenders of any change in the Reference Lenders.

(d)                  Each Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall, subject to the provisions of subsection 2.15, be determined on the basis of the quotations of the remaining Reference Lenders or Reference Lender.

2.15                 Inability to Determine Interest Rate. In the event that, prior to the first day of any Interest Period, (a) the Administrative Agent shall have determined (which determination shall, be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (b) the Administrative Agent shall have received notice from the Majority Lenders (which notice shall be conclusive and binding on the Borrower) that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telex, telecopy or telephonic notice thereof (stating the reason therefor) to the Borrower and the Lenders as soon as practicable. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans that were to have been converted on.the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (iii)            any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent or, in the case of any notice given by the Majority Lenders pursuant to clause (b) of the first sentence of this subsection, by the Majority Lenders, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans as the case may be.

2.16                    Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fees hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on Revolving Credit Loans, as the case may be, shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes on account of principal of and _interest on the Loans and commitment fees shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in subsection 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. All payments on account of arrangement and annual administrative fees shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for its own account, at the Administrative Agent’s office specified in subsection 10.2, in Dollars and in immediately available funds. Any other amount received by the Administrative Agent which is payable to any Lender pursuant to the provisions of this Agreement shall be distributed by the Administrative Agent to such Lender promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s Commitment Percentage of such borrowing, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

2.17                   Illegality. Notwithstanding any other provision of the Agreement, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any· Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall give telex, or telecopy thereof to the Borrower and the Administrative Agent (specifying the reason for such illegality) as soon as practicable and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as such Lender informs the Administrative Agent that it is no longer unlawful for such Lender to make or maintain Eurodollar Loans and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.20 with respect to such conversion.

2.18                   Requirements of Law. (a) In the event that any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                               shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes with respect to (i) “Taxes” as defined in subsection 2.19, (ii) rates of any taxes and (iii) taxes imposed on the overall net income of such Lender (and taxes imposed in lieu of taxes on overall net income) by the jurisdiction in which such Lender is organized or where its lending branch or a principal office is located or by any political subdivision or taxing authority within any of the foregoing, or by any other jurisdiction that are imposed solely as a result of a future, past or present connection between such jurisdiction and such Lender (other than a connection arising solely from the Lender having executed, delivered or performed its obligations, received payments under, or enforced, this Agreements and the Notes));

(ii)                                           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii)                                        shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable under this Agreement and the Loan Documents in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, however, that such Lender shall not be entitled to receive any such additional amounts to the extent the same constitute compensation for an increased cost or reduced amount receivable incurred by such Lender which is payable, or which is applicable to any period, more than ninety (90) days prior to the date the Borrower is first notified by such Lender of the event which caused such increase or reduction. A certificate as to any additional amounts payable pursuant to this subsection, accompanied by an explanation of the basis thereof, submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.

(b)                     In the event that any Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor accompanied by an explanation of the basis thereof(which shall be conclusive in the absence of manifest error), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided, however, that such Lender shall not be entitled to receive any such additional amounts to the extent the same constitute compensation for a reduction in rate of return incurred more than ninety (90) days prior to the date the Borrower was first notified hereunder of the change or compliance which caused such reduction.

(c)                    The provisions of this subsection 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19                        Taxes. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, deductions, withholdings or similar charges or fees, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Lender, (i) Taxes imposed on income (gross or net), capital, net worth, profits or gain, and franchise taxes imposed on or in respect of a Lender or the Administrative Agent by the jurisdiction (a) under the laws of which such Lender or the Administrative Agent , as the case may be, is organized, (b) in the case of a Lender, where its lending branch or a principal place of business is located, or (c) in the case of the Administrative Agent, where it performs its functions as the Administrative agent under this Agreement, provided that, in the case of(b) and (c), such jurisdiction shall not include any jurisdiction where a lending branch or principal place of business is deemed to be located or where administrative functions are deemed to be performed, in each case solely as a result of such Lender or the Administrative Agent’s participation in the transactions contemplated by this Agreement, (ii) taxes imposed on income (gross or net), capital, net worth, profits or gain and franchise taxes imposed on the Administrative Agent or such Lender, as the case may be, as a result of a future, present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Lender, as the case may be (excluding a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes), (iii) any taxes that would not have been required to be withheld if the Administrative Agent or such Lender timely furnished the Borrower a United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form as required by paragraph (b) below and (i ) any taxes that would have not been required to be withheld but for the representation made in paragraph (b)(i) below failing to be correct (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being herein called “Taxes”). The Borrower shall reimburse the Administrative Agent and each Lender for the cost of any Taxes imposed on the Administrative Agent or such Lender or on any payment made with respect to any Loan or Note or the making, execution or enforcement thereof. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) the amount that such Lender or the Administrative Agent, as the case may be, would have received had no such Taxes been withheld. Whenever any Taxes are payable by the Borrower, on or before the fourteenth day after payment, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, or if unavailable, other evidence of such payment. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority, the Borrower shall indemnity the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                     Each Lender that is not incorporated under the laws of the United States of America or a state thereof (i) represents to the Borrower that either (x) as of the date it becomes a party to this Agreement it is entitled to the benefits of an income tax convention between its country of residence and the United States whereunder payments to it of amounts payable hereunder are completely exempt from the withholding of United States Federal income tax so long as the payments are not effectively connected with a United States permanent establishment or (y) consistent with legal standards in effect on the date it becomes a party to this Agreement (and assuming no change in such legal standards) the income derived herefrom by it is and will be effectively connected with the conduct of a United States trade or business and is subject and will be subject to tax under Section 882 of the Code and (ii) agrees that it will deliver to the Borrower and the Administrative Agent two duly completed copies (or, at the request of the Borrower, such other number as may be required under U.S. federal income tax law) of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be. Each such Lender also agrees to deliver to the Borrower and the Administrative Agent two further copies of the said Form W-8BEN or W-8ECI, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.

(c)                                  In the event that an additional payment is made under subsection 2.18 or this subsection 2.19 for the account of any Lender and such Lender, in its sole discretion, determines that it has finally and irrevocably received or been granted a tax credit, deduction or similar tax savings by reason of, or calculated with reference to, the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, deduction or similar tax savings, pay to the Borrower, such amount as such Lender shall, in its reasonable opinion, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment and after payment of any costs of obtaining such credit, deduction or similar tax savings) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, a Lender shall not be under any obligation to claim relief from corporate profits or similar tax liability in respect of any such deduction or withholding in priority to any other credit, deduction or similar tax savings available to them nor oblige any Lender to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, deductions or similar tax savings to which it may be entitled.

(d)                   If any Lender or the Administrative Agent is or becomes eligible under any applicable law, regulation, treaty or other rule to a reduced rate of taxation, or a complete exemption from withholding, with respect to Taxes on payments made to it by the Borrower, such Lender or the Administrative Agent, as the case may be, shall, upon the request, and at the cost and expense, of the Borrower, complete and deliver from time to time any certificate, form or other document demanded by the Borrower, the completion and delivery of which are a precondition to obtaining the benefit of such reduced rate or exemption, provided that the taking of such action by such Lender or Administrative Agent would not, in the reasonable judgment of such Lender or the Administrative Agent, be disadvantageous or prejudicial to such Lender or the Administrative Agent or inconsistent with its internal policies or legal or regulatory restrictions. For any period with respect to which a Lender or the Administrative Agent, as the case may be, has failed to provide any such certificate, form or other document demanded by the Borrower, such Lender or the Administrative Agent, as the case may be, shall not be entitled to any payment under subsection 2.18 or this subsection 2.19 in respect of any Taxes that would not have been imposed but for such failure.

(e)                   In the event that a Lender or the Administrative Agent receives written communication from any Governmental Authority with respect to an assessment or proposed assessment of any Taxes, such Lender or Administrative Agent shall, within a reasonable period of time, notify the Borrower in writing and shall provide a copy of such communication to the Borrower.

2.20                 Funding Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment on the date specified for such prepayment in this Agreement or in the notice of prepayment given by the Borrower pursuant to this Agreement, or (d) the making of a payment or prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss (other than non-receipt of the Applicable Margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. The provisions of this subsection 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21                Filing of Certificates; Change of Lending Office. If any Lender claims additional amounts pursuant to subsection 2.18 or 2.19 such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or the change in such office would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable determination of such Lender, be otherwise disadvantageous to such Lender.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, and to induce the Lenders to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1                   Financial Position.         The consolidated balance sheet of the Borrower and its Subsidiaries at December 31, 2007, and the related consolidated statements of operations and cash flows for the fiscal year ended as of such date, which statements have been audited by Blum Shapiro, independent certified public accountants, who delivered an unqualified opinion with respect thereto, in each case present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at such dates and the results of its operations and its cash flows for the fiscal periods then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). All material liabilities of the Borrower and its Subsidiaries, direct or indirect, absolute or contingent, as of the date of this Agreement, are either disclosed in the balance sheet as at December 31, 2007 or have been disclosed in writing by the Borrower to the Lenders prior to the date of this Agreement.

3.2                   No Change. Since December 31, 2007, (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, and (b) no distributions have been declared, paid or made to the Partners other than as permitted by subsection 6.4.

3.3                   Organization, Power and Status of the Borrower; Compliance with Law; Partners and Partner Parents.                        The Borrower (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite partnership power and authority, and the legal right, to execute, deliver and perform this Agreement and the Notes and to borrow hereunder, to execute, deliver and perform each other Loan Document to which the Borrower is a party,, (iii) has all requisite partnership power and authority, and the legal right, to own and operate the Pipeline and to carry on its business as now being conducted and as proposed to be conducted, and to take all action as may be necessary to complete the transactions contemplated under this Agreement, the Notes, each other Loan Document, (iv) is duly qualified, authorized to do business and in good standing in the States of New York and Connecticut, and in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect and (v) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Partners and their respective Partner Parents, partnership interests, voting bloc and voting bloc interests as in effect on the Closing Date are set forth on Schedule 1.

3.4                   Authorization; Enforceable Obligations.                                     The Borrower has taken all necessary partnership action to authorize the execution, delivery and performance of this Agreement and the Notes and the borrowings contemplated to be made by it hereunder. This Agreement, the Notes to which the Borrower is a party have been duly executed and delivered by the Borrower. This Agreement and the Notes to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5                   Subsidiaries; Business. As of the Closing Date, the Borrower does not have any Subsidiaries other than the Operator and IGTS, Inc. Each Subsidiary of the Borrower (i) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority, and the legal right, to own its property and assets and to transact the business in which it is engaged, (ii) is duly qualified, authorized to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary and where failure so to qualify· could reasonably be expected to have a Material Adverse Effect and (iii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is engaged in any business activity other than (i) the business activities engaged in on the Closing Date; (ii) business activities associated with, or incidental to, the operation, maintenance or expansion of the Pipeline or the storage of natural gas; (iii) business activities associated with, or incidental to, (w) the processing or shipping of natural gas, (x) the processing, shipping or storage of natural gas liquids, (y) the installation and leasing or rental of fiber optic or similar cable or (z) the construction or operation of facilities for the generation of electricity using waste heat from the Pipeline’s waste heat, in all such cases related to the operation of the Pipeline; or (iv) business activities (including investments) associated with, or intended to induce, the supply of gas for transportation on the Pipeline or the consumption of gas transported by the Pipeline (such business activities, collectively, “Permitted Business Activities”), provided, that under no circumstance shall the Borrower engage or invest in, or permit its Subsidiaries to engage or invest in, (A) any business or activity related to the exploration and production of hydrocarbons or (B) any business or activity described in clauses (iii) or (iv) above that would cause the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries attributable to all their businesses and investments described in clauses (iii) and (iv) above to exceed 10% of the amount of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries attributable to all their businesses and investments described in clauses (i) and (ii) above.

3.6                No Legal Bar or Burdensome Restrictions. The execution, delivery and performance of this Agreement, the Notes, the other Loan Documents to which the Borrower is a party, and the borrowings hereunder and the use of the proceeds thereof by the Borrower, will not result in a violation of any Requirement of Law applicable to the Borrower or result in a violation of (i) the Partnership Agreement or any Loan Document or (ii) any other Contractual Obligation of the Borrower which could reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law applicable to the Borrower or the Partnership Agreement or any Contractual Obligation of the Borrower. No Contractual Obligation of the Borrower or any of its Subsidiaries has or is reasonably expected to have a Material Adverse Effect.

3.7                Governmental Approvals and Other Consents and Approvals. No Governmental Approval or other consent or approval of third parties is required in connection with the execution, delivery and performance of the Loan Documents by the Borrower. No material Governmental Approval is required for the Borrower to own and operate the Pipeline, to transport up to 987 MDth/d of natural gas through the Pipeline and to carry on its business as now being conducted and as proposed to be conducted by it, or for the Borrower, or the Operator (in its capacity as operator of the Pipeline), to participate in the transactions contemplated by this Agreement, the other Loan Documents, except for those Governmental Approvals which have been duly obtained or made, have been accepted by the Borrower, are in full force and effect, are not the subject of any pending judicial or administrative proceedings, and if the applicable statute, rule or regulation provides for a fixed period for judicial or administrative appeal or review thereof, such periods have expired and no petition for administrative or judicial appeal or review has been filed other than those Governmental Approvals and other consents or approvals of third parties the failure of which, individually or collectively, would not reasonably be expected to have a Material Adverse Effect.

3.8                  No Material Litigation. Except as described on Schedule 4, (a) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority to which the Borrower or any of its Subsidiaries is a party, or of which any property or assets of the Borrower or any of its Subsidiaries is the subject, is pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to have a Material Adverse Effect, and (b) to the knowledge of the Borrower, no other litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened with respect to the Project or this Agreement, any other Loan Document or any Primary Agreement or any of the transactions contemplated hereby or thereby which could reasonably be expected to have a Material Adverse Effect.

3.9                  No Default. Neither the Borrower nor any of its Subsidiaries is in breach of any of their respective Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. To the knowledge of the Borrower, the Operator is not in breach of any condition, covenant or obligation to be observed or performed by it under the Operating Agreement, which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, to the knowledge of the Borrower, (i) no party to any Primary Agreement is in breach of any condition, covenant or obligation to be observed or performed by such party thereunder, which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect and (ii) no condition exists which would permit, directly, with the passage or the giving of notice or both, any party thereto to terminate any Primary Agreement which termination could reasonably be expected to have a Material Adverse Effect.

3.10                  Ownership of Property; Liens. The Borrower and each of its Subsidiaries have good and marketable title in fee simple to or have valid rights to lease or otherwise use, all items of real and personal property which are material to their respective businesses as currently conducted and as proposed to be conducted except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect, and all of the property (real and personal) of the Borrower and its Subsidiaries is free and clear of all Liens except (i) any Lien which does not materially interfere with the use made and proposed to be made of such property by the Borrower and its Subsidiaries, (ii) any Lien which could not reasonably be expected to have a Material Adverse Effect or (iii) any Lien that is permitted by subsection 6.2 hereof. The Borrower has title in fee simple to, or a valid leasehold interest in, or a valid right of way and easement or license over, all real property required for the operation and maintenance of the Pipeline. All recordings, filings and other actions that are necessary or appropriate in order to create, perfect, preserve and protect the right, title, estate and interest of the Borrower in and to such real property have been duly made or taken, and all fees, taxes and other charges relating to such recordings, filings and other actions have been, or at the time of each such recording, filing or other action will be, paid by or on behalf of the Borrower.

3.11                 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all material federal, state, local, foreign income and franchise tax returns which are required by law to be filed by it through the date hereof and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other material taxes imposed on it or any of its property by any Governmental Authority (other than any material taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower the failure of which to file or to pay could not reasonably be expected to have a Material Adverse Effect); on the Closing Date no tax Lien has been filed that remains unsatisfied (other than any such Lien for taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings), and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax.

3.12                 Federal Regulations.                             No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U in violation of the provisions of Regulation U.

3.13                  ERISA. Except where such noncompliance could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with applicable law, including ERISA and the Code. Except for such liabilities that could not reasonably be expected to have a Material Adverse Effect, the Borrower and each Commonly Controlled Entity have not incurred and do not expect to incur any liability under Title IV of ERISA with respect to the termination of or withdrawal from any pension plan (including any Multiemployer Plan). Except where such nonqualification could not reasonably be expected to have a Material Adverse Effect, each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

3.14                  Sufficiency and Delivery of Primary Agreements. (a) [Intentionally Omitted].

(b) As of the Closing Date, the Administrative Agent has received a true and complete copy of the Operating Agreement and the Partnership Agreement, and each such agreement is in full force and effect.

3.15                 Disclosure.                        No representation, warranty or other statement (except economic projections) made by the Borrower or any of its Subsidiaries in this Agreement, any other Loan Document or in any certificate, written statement or other document furnished to the Lenders by, or on behalf of, the Borrower or any of its Subsidiaries by any of their financial or legal advisors contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. All economic projections for the Borrower provided to the Lenders by the Borrower or on behalf of the Borrower by its financial advisor or the Operator represented, at the time so provided, good faith estimates that, with respect to the “Base Case” projections, were based on assumptions deemed reasonable by the Borrower. As of the Closing Date, there is no fact known to the Borrower that is not disclosed in the documents delivered to the Administrative Agent on the Closing Date in satisfaction of the applicable conditions set forth in Section 4 or otherwise disclosed by the Borrower to the Lenders in writing prior to the date hereof that could reasonably be expected to have a Material Adverse Effect.

3.16                 Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.17                Purpose of Loans. The proceeds of the Revolving Credit Loans shall be used by the Borrower to refinance certain Indebtedness under the Existing Loan Agreement and for capital expenditures, working capital and other general corporate purposes of the Borrower.

3.18                Environmental Matters. To the knowledge of the Borrower, each of the representations and warranties set forth in paragraphs (a) through (d) of this subsection is true and correct, except (i) as set forth in Schedule 4, or (ii) to the extent that the facts and circumstances giving rise to any such failure to be so true and correct could not reasonably be expected to have a Material Adverse Effect:

(a)                                       No Release or threat of Release of Hazardous Materials has occurred in a quantity reportable under any applicable Environmental Law with respect to any of the parcels of real property used in connection with the Project and any other real property in which the

Borrower or any of its Subsidiaries has any interest (whether as owner, lessee, holder of a right of way, easement or license or otherwise (collectively, the “Properties”).

(b)                                          The Borrower and each of its Subsidiaries are in compliance and have complied at all times with all applicable Environmental Laws.

(c)                                            Except as set forth in Schedule 4, neither the Borrower nor any of its Subsidiaries has received any written complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding the clean up, removal or remediation of any Hazardous Materials or permit compliance, in each case in writing, nor is the Borrower aware that any Governmental Authority is threatening to deliver the Borrower or any Subsidiary any such notice. ·

(d)                                           Except as set forth in Schedule 4, there are no governmental, judicial or administrative actions or proceedings pending or, to the Borrower’s knowledge, threatened under any Environmental Laws to which the Borrower or any of its Subsidiaries is or will be named as a party or with respect to any of the Properties, nor are there any facts, circumstances, events or conditions that could reasonably be expected to give rise to any such actions or proceedings, nor are there any judgments, consent decrees or other decrees, consent orders, administrative orders or other orders, outstanding under any Environmental Law to which the Borrower or any of its Subsidiaries is subject or with respect to any of the Properties.

3.19                  Insurance. The Borrower and each of its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Borrower and its Subsidiaries and their respective businesses except where the failure to have such insurance could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance, except where the discontinuance thereof could not reasonably be expected to have a Material Adverse Effect.

3.20                 No Labor Disputes.                            No labor disturbance by or dispute with the employees of Iroquois Pipeline Operating Company exists or, to the best knowledge of the Borrower, is contemplated or threatened that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.

CONDITIONS PRECEDENT

4.1                 Conditions to Effectiveness. The effectiveness of this Agreement and the obligation of each Lender to make the Revolving Credit Loans requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a)                                        Credit Agreement. The Administrative Agent shall have received this Agreement, duly executed and delivered by the Borrower, with a counterpart for each Lender.

(b)                                         [Intentionally Omitted).

(c)                                          Proof of Authorization. The Administrative Agent shall have received, with a copy for each Lender: (i) certified copies of all partnership action of the Borrower authorizing the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which the Borrower is a party and any other agreement or document to be executed and delivered by the Borrower in connection with the transactions contemplated hereby; (ii) certificates as to the incumbency and signature of each individual signing any Loan Document on behalf of the Borrower; and (iii) evidence of the existence and good standing of the Borrower in the State of Delaware and of the Borrower’s authorization to do business and good standing in the States of New York and Connecticut.

(d)                                 No Violation. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve the Administrative Agent or any Lender in any violation of, any Requirement of Law which becomes applicable to or binding upon the Administrative Agent or such Lender after the date of this Agreement.

(e)                                  Approvals. All Governmental Approvals and other third party consents or approvals necessary for the Borrower to own and operate the Project, to transport up to 987 MDth/d of natural gas through the Pipeline and to carry on its business as now being conducted and as proposed to be conducted by it, or for the Borrower, or the Operator (in its capacity as operator of the Pipeline), to participate in transactions contemplated by this Agreement and the other Loan Documents shall have been obtained and be in full force and effect other than such Governmental Approvals and other third party consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. The Administrative Agent shall have received a certificate of a Responsible Officer to the foregoing effect.

(f)                                   [Intentionally Omitted].

(g)                                  Fees.                    The Administrative Agent shall have received the underwriting fee referred to in subsection 2.6(b).

(h)                                 Legal Opinions.                                    The Administrative Agent shall have received, with a counterpart or copy for each Lender, the executed legal opinion, dated the Closing Date, of (i) Troutman Sanders LLP, special New York counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, which form is attached hereto as Exhibit D-1 and (ii) General Counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, which form is attached hereto as Exhibit D-2; and

(i)                                     Representations and Warranties; No Defaults. The Administrative Agent shall have received, with a copy for each Lender, a certificate of the Borrower, signed on behalf of the Borrower, by a Responsible Officer, dated as of the Closing Date indicating that (i) all the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct in all respects as though made at such time, and (ii) no Default or Event of Default has occurred and is continuing.

(j)                                    [Intentionally Omitted].

(k)                                 Discharge of Indebtedness.                 The Administrative Agent shall have received satisfactory evidence that the Borrower’s existing $10,000,000 credit facility has been terminated and all Indebtedness thereunder has been repaid in full.

(l)                                     Additional Matters.          The Administrative Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by it, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party, and all partnership and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, shall be satisfactory in form and substance to the Administrative Agent.

4.2                               Conditions to Each Loan.     The obligation of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent:

(a)                                        Representations and Warranties; No Default. (i) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for any representations and warranties which relate to an earlier date; (ii) no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(b)                                       Borrowing Certificate. The Administrative Agent shall have received, on or before the time required for its receipt pursuant to subsection 2.5, a Borrowing Certificate with respect to the Loans requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the applicable conditions in this Section 4 have been satisfied.

SECTION 5.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Revolving Credit Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document to which the Borrower is a party, the Borrower shall and (other than with respect to subsections 5.1 and 5.6) shall cause each of its Subsidiaries to (in each case, unless the Majority Lenders otherwise agree in writing):

5.1              Financial Statements; Certificates; Projections.                                     (a) Furnish to the Administrative Agent (with sufficient copies for each Lender):

(i)                                         as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower as at the end of such fiscal year and the related statements of income and Partners’ equity and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, prepared in accordance with GAAP and audited by independent certified public accountants of recognized standing in the United States of America and setting torth in each case in comparative form the figures for the previous year; and

(ii)                                      as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower as at the end of such fiscal quarter and the related unaudited consolidated statements of income and Partners’ equity and cash flows for such period and the portion of the fiscal year through the end of such fiscal quarter, prepared in accordance with GAAP setting forth in each case in comparative form the figures for the previous year, certified by the chief financial officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments); all such financial statements to be prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

(b) Furnish to the Administrative Agent (with sufficient copies for each Lender):

(i)                                              concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge at any time during the period covered by such financial statements or on the date of such certificate of any Default or Event of Default (or, if any Default or Event of Default shall have occurred, stating the nature thereof and the action being taken by the Borrower to remedy the same); and

(ii)                                            promptly, such additional financial and other information regarding the Borrower, any of its Subsidiaries or the Project as any Lender through the Administrative Agent may from time to time reasonably request.

5.2                 Other Documents, Information and Notices. Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)                                          promptly after the filing thereof, a copy of the initial filing made by the Borrower or any of its Subsidiaries with FERC which is a request for (i) a new extension of the Pipeline or (ii) a major rate case.

(b)                                          promptly after delivery thereof to the Trustee or receipt thereof from the Trustee, a copy of each notice and other document given by the Borrower to the Trustee or received by the Borrower from the Trustee, except such as are routine or ministerial in nature and in respect of which a failure to notify could not reasonably be expected to have a Material Adverse Effect;

(c)                                          within forty five (45) days after the end of each fiscal quarter, a certificate of a Responsible Officer setting forth the information necessary to determine compliance with subsection 6.13 for such fiscal quarter;

(d)                                         promptly upon becoming aware thereof, notice of the occurrence of any Default or Event of Default together with a statement of a Responsible Officer setting forth details thereof and stating what action the Borrower proposes to take with respect thereto; and

(e)                                         to the extent the Borrower is required to file any report with the Securities and Exchange Commission or any national securities exchange pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange.

5.3                Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being disputed by it in good faith, or contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower, and except where failure to pay, discharge or otherwise satisfy such an obligation would not have a Material Adverse Effect.

5.4                Conduct of Business and Maintenance of Existence. (i) Continue to engage exclusively in the Permitted Business Activities, (ii) preserve and maintain in full force and effect, in the case of the Borrower, its existence as a limited partnership under the laws of the state of Delaware and in the case of a Subsidiary, its legal existence (except to the extent expressly permitted by subsection 6.4), (iii) preserve, renew and keep in full force and effect its qualification to do business in each other jurisdiction in which the conduct of its business requires such qualification except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, (iv) preserve and maintain all of its rights, privileges and franchises necessary for the construction, ownership and operation of the Pipeline in accordance with the Primary Agreements, except to the extent that failure so to preserve or maintain could not reasonably be expected to have a Material Adverse Effect, (v) comply in all respects with the provisions of the Primary Agreements, except to the extent that failure to comply could not reasonably be expected to have a Material Adverse Effect and (vi) comply with all Requirements of Law applicable to it (including, but not limited to, Environmental Laws and safety regulations relating to the transportation of natural gas or for the discharge or handling of hazardous fuels) and all of its Contractual Obligations, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.5                Performance and Enforcement of Agreements. Enforce all of its rights under, perform all actions required of it to comply with its obligations under, and maintain in full force and effect, each Primary Agreement, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.6                 [Intentionally Omitted].

5.7                Governmental Approvals. Obtain when required, maintain in full force and effect, and comply with, all Governmental Approvals and other consents and approvals of third parties necessary or desirable for the ownership, operation or maintenance of the Pipeline and its other properties or to carry on its business as now being conducted and proposed to be conducted by it, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.8                Operation and Maintenance of the Pipeline. Cause the Pipeline to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause all necessary repairs, replacements, renewals thereof and all improvements and betterments thereto to be made, as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

5.9                Maintenance of Property. Maintain all rights to any Pipeline related Property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.10                [Intentionally Omitted].

5.11                Impositions. Pay or discharge and cause each of its Subsidiaries to pay or discharge or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Borrower or any of its Subsidiaries, (b) the income or profits of any such Subsidiary which is a corporation or (c) the property of the Borrower or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Borrower or any such Subsidiary; provided that the Borrower shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

5.12                Insurance.                  Provide, or cause to be provided, for itself, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by companies similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for companies similarly situated in the industry in which the Borrower is then conducting business.

5.13                        Books and Records; Inspection of Property; Discussions.                              Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and RAP shall be made of all its transactions and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with the Borrower’s independent certified public accountants.

SECTION 6.

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Revolving Credit Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document to which the Borrower is a party, the Borrower shall not and shall not permit any of its Subsidiaries to (in each case, unless the Majority Lenders otherwise agree in writing), directly or indirectly:

6.1              Limitation on Indebtedness. Create, incur or assume any Indebtedness, except:

(a)                                      Indebtedness of the Borrower in respect of the Loans and in respect of the Indebtedness under the Existing Loan Agreement;

(b)                                     Indebtedness of the Borrower in respect of the Securities outstanding on the date hereof and issued in accordance with the Senior Indenture as in effect on the date hereof;

(c)                                      Indebtedness of the Borrower outstanding on the date hereof (other than the Securities) listed on Schedule 5 hereto;

(d)                                 other additional Indebtedness if:

(i)                                        [Intentionally Omitted];

(ii)                                     immediately after giving effect to such incurrence, the ratio of Indebtedness of the Borrower (excluding Affiliate Subordinated Debt) to Total Capitalization does not exceed 75%; and

(iii)                                 no Default or Event of Default shall have occurred and be continuing at the time of such incurrence, and no Default or Event of Default shall result from such incurrence;

provided, however, that, notwithstanding these restrictions, the Borrower may incur additional Indebtedness consisting of:

(1)                                  Indebtedness outstanding at any time in accordance with the Senior Indenture; provided that any amendment or supplement to the Senior Indenture which increases the amount from that outstanding thereunder on the Closing Date, or alters the tenor or average life of Indebtedness permitted to be outstanding by more than one year thereunder, must satisfy the requirement of clauses (i), (ii) and (iii) above,

(2)                                  Indebtedness incurred for any expenditure required by applicable law, provided, that at the time such Indebtedness is incurred, the Borrower satisfies the requirements set forth in clause (ii) above;

(3)                                  Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements provided that such agreements (i) are designed solely to protect the Borrower against fluctuations in foreign currency exchange rates or interest rates and not for speculative purposes and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result offluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for customary indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower pursuant to such agreements, in any case incurred in connection with the disposition of any business or assets (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Borrower in connection with such disposition;

(4)                                 Indebtedness of the Borrower, to the extent the net proceeds thereof are promptly deposited to defease the Securities in accordance with the terms of the Senior Indenture on terms no more favorable than those contained in the Indenture and in amounts no greater than the face value of the Securities;

(5)                       Affiliate Subordinated Debt;

(6)                                 Indebtedness of the Borrower incurred to refinance Indebtedness existing from time to time, provided such Indebtedness is in a principal amount no greater than the Indebtedness being repaid (excluding fees, including any consent fees, payable in connection with the issuance of any refinancing indebtedness), has a longer final maturity and greater average life than the Indebtedness being repaid and, except in the case of Indebtedness incurred to refinance a series of Securities under the Senior Indenture, satisfies the requirement set forth under clause (i) above;

(7)                                Indebtedness of $10 million incurred from time to time under any working capital facility permitted pursuant to subsection 5.6 hereof; and

(8)                                Indebtedness of the Borrower (in addition to Indebtedness permitted under clauses (1) through (7) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $35 million; provided that at the time the Indebtedness is incurred, the Borrower satisfies the requirement set forth under clauses (ii) and (iii) above.

Notwithstanding any of the foregoing, the maximum amount of Indebtedness that the Borrower may incur pursuant to this clause (d) shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in interest rates designated in· any Interest Rate Agreement or in the exchange rates of currencies designated in any Currency Agreement.

For purposes of determining any particular amount of Indebtedness under this clause (d), guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For the purposes of clarification and not limitation, any Lien incurred by the Borrower or any of its Subsidiaries shall not be a separate incurrence of Indebtedness. For purposes of determining compliance with this clause (d), in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Borrower, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided, however, that the Borrower may only reclassify Affiliate Subordinated Debt, if, at the time of such reclassification, the Borrower would be permitted to make a Distribution in the amount of such reclassified Affiliate Subordinated Debt pursuant to subsection 6.3. Neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of indebtedness.

6.2               Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)                                       a Lien which ratably and equally secures all of the Senior Debt;

(b)                                       a Lien that is created in favor of a governmental entity, mechanic, materialman or lessor in the ordinary course of business and payment of which is not overdue for a period of more than 30 days, but not in any event Liens in favor of a lessor in a sale-leaseback transaction;

(c)                                        a Lien that is the result of a court judgment as to which all rights of the appeal have not terminated and is bonded or pledged or the enforcement of which will not have a Material Adverse Effect.

(d)                                       Liens extending, renewing or replacing Permitted Liens (other than any additional Lien described in clause (h) below);

(e)                                        Liens securing pledges or deposits under workers’ compensation, unemployment insurance and other social security legislation;

(f)                                         Liens consisting of easements, rights-of-way and other similar encumbrances and does not interfere with the business or operations of the Borrower and its Subsidiaries;

(g)                                        a Lien granted by a Subsidiary upon any of such Subsidiary’s assets to secure Non-Recourse Indebtedness of such Subsidiary; and

(h)                                        any additional Lien, provided that the Indebtedness secured by the Lien, plus all other Indebtedness secured by Liens (including Indebtedness for Capitalized Lease Obligations but excluding Indebtedness secured by Liens otherwise permitted by clauses (a) through (g) above) plus all leases under sale-leaseback transactions which the Borrower has not elected to treat as an Asset Sale, does not exceed 3% of Total Capitalization of the Borrower.

6.3                Limitation on Distributions. Declare, pay or make any Distribution, either directly or indirectly, whether in cash or property or in obligations of the Borrower; provided that, the Borrower may make Distributions if:

(a)                                         no Default or Event of Default shall have occurred and be continuing, or would occur as a result of declaring or making such Distribution;

(b)                                        the ratio of Indebtedness to Total Capitalization after giving effect to such intended Distribution does not exceed 75%;

(c)                                         (i) the Debt Service Coverage Ratio of the Borrower for the last four calendar quarters taken as a whole prior to such intended Distribution is at least 1.25 to I and (ii) if the then current rating of the Securities is below “BBB+” from S&P or below “Baa I” from Moody’s, the Projected Debt Service Coverage Ratio of the Borrower for the next four calendar quarters from the date of such Distribution is expected to be at least 1.25 to I, both as certified by a Responsible Officer in an Officer’s Certificate delivered to the Administrative Agent, provided, that, this subsection 6.3(c)(ii) shall not apply, in the case of any Distribution made in the twelve months prior to the Final Maturity Date of Non-Amortizing Securities if, after making such Distribution, the cash on hand of the Borrower and the expected Operating Cash Flow for the period commencing on the date of such Distribution and ending on the Final Maturity Date of such Non-Amortizing Securities will be sufficient to enable the Borrower to make such payments of principal and interest due on such Securities on such Final Maturity Date as certified by the Borrower in an Officer’s Certificate delivered to the Administrative Agent; and

(d)                                       after making such Distribution, the sum of (i) the cash then on hand of the Borrower plus (ii) the expected Operating Cash Flow for the period commencing on the date of such Distribution and ending on the next scheduled payment date of the Securities (excluding expected Operating Cash Flow and cash on hand, if any, relied on in connection with satisfying the requirements of the proviso of subsection 6.3(c)(ii) above) plus (iii) the expected Available Revolving Credit Commitment on such payment date will be sufficient to enable the Borrower to make all payments of principal and interest due on the Loans, the Securities and any other Senior Debt at any time on or after the date of such Distribution to and including such scheduled payment date of the Securities, excluding any principal and interest due on the Final Maturity Date of Non-Amortizing Securities payment of which will be satisfied by expected Operating Cash Flow and cash on hand pursuant to the proviso to subsection 6.3(c)(ii) above, as certified by a Responsible Officer in an Officer’s Certificate delivered to the Administrative Agent on the date of such Distribution.

6.4              Limitation on Fundamental Changes. Enter into any merger, or consolidation, or convey, lease, or transfer all or substantially all of its assets unless:

(a)                                      the Borrower is the surviving entity in any such merger or consolidation or the Person (if other than the Borrower) which is the surviving entity in any such merger or consolidation or which acquires all or substantially all of the assets of the Borrower is a corporation, limited liability company, partnership or trust organized under the laws of the United

States or any State or the District of Columbia and expressly assumes the Borrower’s obligations hereunder pursuant to a executed written agreement delivered to the Administrative Agent which agreement is in form and substance reasonably satisfactory to the Administrative Agent;

(b)                                            immediately after such transaction there shall be No Ratings Downgrade as a result of such transaction; and

(c)                                            no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, any Subsidiary may merge or consolidate with any other Subsidiary or the Borrower or may transfer all or substantially all of its assets to any other Subsidiary or the Borrower.

6.5                   Limitation on Termination, Modification, Supplement or Waiver of Primary Agreements; Limitation of Tariffs. Agree or consent to any termination, modification, supplement or waiver of any Primary Agreement, nor initiate any change to the tariff unless the Borrower reasonably determines that such termination, modification, supplement, waiver of any Primary Agreement or change to the tariff, individually or collectively with all other such terminations, modifications, supplements, waivers of any Primary Agreements and changes to the tariff, would not reasonably be expected to have a Material Adverse Effect.

6.6                  Abandonment. Voluntarily abandon the Pipeline or otherwise cease to pursue operations of the Pipeline for a period of more than 180 days.

6.7                   Limitation on Investments, Loans and Advances. Make any Investment, except (a) Permitted Investments and (b) Investments made with amounts with respect to which the Borrower may otherwise have made Distributions in accordance with subsection 6.3 above.

6.8                   Limitation on Asset Sales. Consummate any Asset Sale unless (i) the consideration received by the Borrower is at least equal to the fair market value of the assets sold or disposed of and (ii) at least ninety percent (90%) of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Borrower (other than Senior Debt or Indebtedness of the Borrower to any Subsidiary), provided that the Borrower is irrevocably and unconditionally released from all liability under such Indebtedness.

6.9                 Transactions with Affiliates. Except as contemplated by any agreement between the Borrower and an Affiliate of the Borrower, a Partner or an Affiliate of a Partner in existence on the date hereof and any successor thereto, if at any time hereafter the Borrower proposes to enter into or become a party to any material agreement or arrangement with an Affiliate of the Borrower, a Partner or a Affiliate with the Partner, the Borrower will not enter into or· become a party to any such agreement or arrangement unless such agreement or arrangement shall be on terms no more favorable to the Affiliate, the Partner or the Affiliate of the Partner, as the case may be than those that would be offered to parties that are not Affiliates, Partners or Affiliates of Partners.·

6.10                  [Intentionally Omitted].

6.11                 Limitation on Sale-Leaseback Transactions. Enter into any sale-leaseback transaction involving any of its Properties whether now owned or hereafter acquired whereby the Borrower sells or transfers such Properties and then or thereafter leases such Properties or any part thereof or any other Properties with the Borrower intends to use for substantially the same purpose or purposes as the Properties sold or transferred; provided however, such restriction shall not apply if, (a) the lease secures or relates to industrial revenue or pollution control bonds issued in compliance with subsection 6.1 above; or (b) the sale-leaseback transaction is in compliance with subsection 6.2(h).

6.12              Limitation on Subsidiaries. (a) Create or permit to exist any Subsidiaries except for Subsidiaries which are limited to Permitted Business Activities, and (b) permit its Subsidiaries to create, incur, assume or suffer to exist Indebtedness except for Non-recourse Indebtedness and Indebtedness which is guaranteed by the Borrower provided that the Borrower is permitted to incur such Indebtedness in accordance with subsection 6.1.

6.13               Ratio of Indebtedness to Total Capitalization. Permit at any time the ratio of Indebtedness (excluding Affiliate Subordinated Debt) to Total Capitalization of the Borrower to exceed seventy-five percent (75%).

6.14              Affiliate Subordinated Indebtedness. Purchase, redeem, retire or otherwise acquire Affiliate Subordinated Indebtedness except as otherwise specifically provided in the subordination provisions.

6.15              Use of Proceeds. Use proceeds of the Loans for any purpose other than the purposes set forth in subsection 3.17 hereof.

SECTION 7.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                      The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof and hereof; or the Borrower shall fail to pay any interest on any Loan or any fee payable hereunder within five (5) days after any such interest or fee becomes due in accordance with the terms hereof; or

(b)                                     The Borrower shall fail to fulfill any unscheduled payment obligation arising hereunder in accordance with the terms hereof within the time specified herein (subject to applicable notice requirements and grace periods) or, if no payment date is specified herein for such unscheduled payment obligation, within thirty (30) days after such obligation becomes due in accordance with the terms hereof; or

(c)                                      Any representation or warranty made or deemed made by the Borrower, herein or in any other Transaction Document, or in any certificate or document furnished at any time under or in connection with this Agreement or any other Transaction Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made and such misrepresentation has resulted in a Material Adverse Effect and shall continue uncured for thirty (30) days or more; or

(d)                                     The Borrower shall default in the observance or performance of any of covenant contained in subsection 5.4(ii) or Section 6; or

(e)                                      The Borrower shall default in the observance or performance of any agreement, obligation or covenant contained hereunder or under any other Loan Document (except as described under clause (a), (b) or (d) of this Section 7), and such default has resulted in a Material Adverse Effect and such default failure has continued unremedied for thirty (30) days or more after the date on which a Responsible Officer becomes aware of such failure or receives notice thereof; (provided that, if efforts to cure such default have been commenced within such 30-day period, such cure period shall be extended for an additional thirty (30) days so long as no other Event of Default shall occur and be continuing and the Borrower is diligently pursuing such cure); or

(f)                  a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Borrower or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any Significant Subsidiary or for all or substantially all of the Property of the Borrower or a Significant Subsidiary or (iii) the winding-up or liquidation of the affairs of the Borrower or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(g)                 the Borrower or any Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any Significant Subsidiary or for all or substantially all of the Property of the Borrower or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors; or

(h)               the Borrower shall default in the payment when due (after any applicable grace period) of any principal of or interest on any of its other Indebtedness aggregating $10,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the· lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity and such event is not cured or waived pursuant to the terms of such Indebtedness or such Indebtedness is accelerated prior to the end of any related cure period; or

(i)                   One or more final judgments or decrees shall be entered against the Borrower, involving in the aggregate a liability of $10 million or more, which judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal with respect thereto within sixty (60) days from the entry thereof; or

(j) (i) the Borrower shall file with FERC for authorization to abandon or shall otherwise abandon the Pipeline, (ii) FERC shall issue a final, non-appealable order authorizing the abandonment of the Pipeline (or deeming the Pipeline abandoned), (iii) the Borrower shall file with FERC for authorization to abandon or shall otherwise abandon any material .component of the Pipeline, which partial abandonment would result in a reduction in service levels to an extent that could reasonably be expected to have a Material Adverse Effect or (iv) FERC shall issue a final, non-appealable order authorizing the abandonment of any material component of the Pipeline (or deeming such a material component abandoned), which partial abandonment would result in a reduction in service levels to an extent that could reasonably be expected to have a Material Adverse Effect; or

(k)                                          The Pipeline (or any portion thereof) shall suffer a loss, destruction or damage which has a Material Adverse Effect, unless there are sufficient insurance proceeds or other funds available to restore the Pipeline to its condition immediately prior to such event (or otherwise cure such loss) and the Borrower diligently pursues such restoration or cure; or

(l)                                             (i) The Borrower or any Commonly Controlled Entity shall engage in any “prohibited transaction” (as defined in Section 4.06 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 3.02 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in any such case described in clauses (i) through (vi) above, such event or condition, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

then,

(1)                                          Borrower Bankruptcy. If such event is an Event of Default specified in subsection (f) of this Section 7, automatically the Revolving Credit Commitments immediately shall terminate and the Loans (with accrued interest thereon) and all other amounts owing by the Borrower under this Agreement and the Notes immediately shall become due and payable; and

(2)                                         Other Events of Default. If such event is an Event of Default other than one specified in paragraph (I) above, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders the Administrative Agent may or upon the request of the Majority Lenders the Administrative Agent shall by notice to the Borrower, declare the Revolving Credit Commitments to be terminated, whereupon the Revolving Credit Commitments immediately shall terminate; and (ii) with the consent of the Majority Lenders the Administrative Agent may, or upon the request of the Majority Lenders the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable, whereupon the same immediately shall become due and payable.

Notwithstanding any of the foregoing, any Partner shall have the right, but not the obligation, to cure any payment default in clauses (a), (b), (g) or (h) of this Section 7 within the respective grace period set forth in such clauses, and, if such payment is cured, such payment default shall not constitute an Event of Default.

Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8.

NON-RECOURSE

None of the Partners or the Partner Parents shall be personally liable for any obligation of the Borrower under this Agreement, or any other Loan Document or for the performance of any obligation of the Borrower hereunder or thereunder or breach of any representation or warranty made by the Borrower. The exclusive recourse of the Administrative Agent and the Lenders for satisfaction of the obligations of the Borrower under this Agreement, or any other Loan Document shall be against the Borrower and its assets (and not against any assets or property of the Partners or the Partner Parents). In the event that any default occurs in connection with the obligations of the Borrower under this Agreement, or any other Loan Document, no action shall be brought against the Partners or the Partner Parents if such action is predicated solely upon such Person’s direct or indirect ownership interest in the Borrower. In the event of foreclosure or other sale or disposition of properties, no judgment for any deficiency upon the obligations of the Borrower under this Agreement, or any other Loan Document shall be obtainable by the Administrative Agent or any Lender against the Partners or the Partner Parents.

SECTION 9.

THE ADMINISTRATIVE AGENT

9.1                 Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan as its agent under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes JPMorgan, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative. Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2                Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3                Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or any Primary Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or any Primary Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or any Primary Agreement or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Primary Agreement, or to inspect the properties, books or records of the Borrower. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its

Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

9.4                   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

9.5                 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this ·Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such-action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Partners, the Partner Parents and the Shippers and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Partners, the Partner Parents, the Shippers and any other Persons. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or other), prospects or creditworthiness of the Borrower, the Partners, the Partner Parents, the

Shippers or any other Person which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7                  Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), severally according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and other amounts payable hereunder) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Partners and the Partner Parents and their respective Affiliates as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9                 Successor Administrative Agent. Subject to the appointment of a successor Administrative Agent as provided below, JPMorgan (and any successor thereto as Administrative Agent) may resign as Administrative Agent under this Agreement by giving at least thirty (30) days’ notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be reasonably acceptable to the Borrower (unless an Event of Default has occurred and is continuing). If no successor Administrative Agent shall have been appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender or any other lender with an office in New York, New York having a combined capital and surplus of not less than $500,000,000 and which shall be reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder, without any other or further act or deed on the part of the resigning Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any resigning Administrative Agent shall cease to be the Administrative Agent hereunder, the provisions of this subsection 9.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent under this Agreement and the other Loan Documents.

SECTION 10.

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any Note, nor any term hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Majority Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the Notes on any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the maturity of any Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Lender hereunder, or change any Lender’s Commitment Percentage, in each case without the consent of the Lender adversely affected thereby, or (b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or would alter the pro rata sharing of payments required under this Agreement, in each case without the written consent of all the Lenders, or (c) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent, or (d) amend, modify or waive any provision of this Agreement affecting the rights or obligations of the Administrative Agent, without the written consent of the Administrative Agent, as the case may be. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent, and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders, and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or, pursuant to procedures approved by the Administrative Agent, other electronic transmission in portable document format (“pdf’); telephonic notice, where permitted, is to be confirmed in writing), and, unless otherwise expressly provided herein shall be effective upon receipt and shall be deemed to have been duly given or made when delivered by hand or, in the case of notice given by mail, telecopy or approved electronic transmission, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 2 in the case of the other parties hereto, or to such other address as may be hereafter notified in accordance with this subsection 10.2 by the respective parties hereto and any future holders of the Notes:

The Borrower:	Iroquois Gas Transmission System, L.P.
One Corporate Drive, Suite 606
Shelton, Connecticut 06484 Attention: President Telecopy: (203) 925-7225
Confirmation Telephone: (203) 925-7200
Email: paul_bailey@iroquois.com

The Administrative Agent:	JPMorgan Chase Bank, N .A.
Two Corporate Drive Suite 730
Shelton, CT 06484
Attention: Scott Farquhar
Telephone: (203) 944-8424
Telecopy: (203) 944-8495
Email: SCOTT.FARQUHAR@jpmorgan.com

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no· delay in exercising, on the part of the Administrative Agent or any Lender or the Borrower, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes to the extent provided in Section 4 and for the purposes of paragraph (c) of Section 7.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and any other documents prepared in connection herewith or therewith, and the consummation and the administration of the transactions contemplated hereby and thereby, whether or not any of the transactions contemplated hereby or thereby are consummated, including, without limitation, the reasonable and documented fees and disbursements of Sidley Austin LLP as special counsel to the Administrative Agent, (but excluding the fees and disbursements of any other counsel to the Lenders), the reasonable, documented and customary out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication (including printing, distribution and bank meetings) of the Revolving Credit Commitments, due diligence, transportation, duplication, appraisal, audit, insurance, consultant, search, filings and recording fees, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (c) to pay, indemnity, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, and any such other documents, and (d) to pay, indemnity, and hold each Lender, and the Administrative Agent, and the directors, officers, employees, agents and stockholders of each Lender, and the Administrative Agent (each, an “indemnified party”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection therewith) (i) with respect to the execution, delivery, enforcement and performance of this Agreement, the Notes and the other Loan Documents and any other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Borrower, any of its Subsidiaries or any of their respective properties, (ii) resulting from injury to or death of any person whomsoever, and damage to or loss or destruction of any property whatsoever, which in any way arises in connection with, incidental to or caused by the operation of the Project or any activity on or near the Project, arid (iii) in any way relating to or arising out of the Project or any part thereof, or the manufacture, financing, construction, purchase, acceptance, rejection, ownership, acquisition, delivery, non delivery, preparation, installation, storage, maintenance, repair, transfer of title, abandonment, possession, rental, use, operation, condition, sale, return, importation, exportation or other application or disposition of all or any part of any interest in the Project (all the matters indemnifiable under clauses (a) through (d) above, collectively, the “indemnified liabilities”); provided, that the Borrower shall have no obligation under clause (d) above to any indemnified party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified party. Each Person claiming any right to indemnity under clause (d) of the next preceding sentence by reason of the institution of any action against such Person shall notify the Borrower thereof and shall consult with the Borrower from time to time in connection with the defense of such action. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations; Purchasing Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, and all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)        Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.18, 2.19, 2.20 and 10.5(d)(ii) and (iii) with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time; provided, that (i) no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, (ii) no Participant shall be entitled to any indemnification by the Borrower to the extent that, at the time of its purchase of a participating interest in the Loans, it cannot make the representation specified in the first sentence of subsection 2.19(b) and (iii) each Participant shall be bound by the confidentiality provisions contained in subsection 10.11. In no event shall a Lender that sells a participating interest be obligated to the Participant to take or refrain from taking any action hereunder or under any of the other Loan Documents except that such Lender may agree that it will not, without the consent of such Participant, agree to (A) increase or extend the term of the Revolving Credit Commitments of such Lender, (B) reduce the principal of, or interest payable on, the Loans of such Lender or any fees or other amounts payable to such Lender hereunder, (C) postpone the date fixed for any payment of the principal of, or interest on, the Loans of such Lender or other amounts payable to such Lender hereunder, or (D) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder.

(c)         Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to any other Lender or to any Qualified Financial

Institution (all such purchasers, collectively, “Purchasing Lenders”) all of its rights and obligations under this Agreement and the Note held by it (or any part of such rights and obligations; provided that, after giving effect to such sale, such transferor Lender and such Purchasing Lender each has Revolving Credit Commitments and/or Loans aggregating not less than $5,000,000 pursuant to a Commitment and Loan Transfer Supplement, substantially in the form of Exhibit C (a “Commitment Transfer Supplement”), executed by such Purchasing Lender, such transferor Lender, and, except for sales to a Purchasing Lender that is a Lender, the Administrative Agent (and, in the case of a Purchasing Lender that is not then a Lender or a Qualified Financial Institution under clause (a) of the definition thereof in subsection 1.1, by the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register (as hereinafter defined). Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and shall be bound by the provisions hereto and, to the extent provided in such Commitment Transfer Supplement, shall have the rights and obligations of a Lender hereunder, with its Revolving Credit Commitments as set forth in such Commitment Transfer Supplement, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender as a Lender party hereto and the resulting adjustment of Commitment Percentages and Revolving Credit Commitments arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Note held by it. On the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, or as soon as possible thereafter, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Note held by the transferor Lender (which Note shall be surrendered to the Administrative Agent for delivery to the Borrower), a new Note to the order of such Purchasing Lender reflecting the respective Revolving Credit Commitments and outstanding Loans obtained by it pursuant to such Commitment Transfer Supplement and, if the transferor Lender has retained Revolving Credit Commitments and Loans hereunder, a new Note to the order of the transferor Lender reflecting the respective commitments and outstanding Loans retained by it hereunder. Such new Notes shall be dated the date which is the first day of the first Interest Period then in effect for which interest has not been paid and shall otherwise be in the form of the Note replaced thereby. The Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”.

(d)         The Administrative Agent shall maintain at its address referred to in subsection 10.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)         Upon its receipt of a Commitment Transfer Supplement executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or a Qualified Financial Institution under clause (a) of the definition thereof in subsection 1.1, by the · Borrower and the Administrative Agent), together with payment to the Administrative Agent by the transferor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date

determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(f)        The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial and other information in such Lender’s possession concerning the Borrower and its Partners and their respective Affiliates and the Pipeline which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s evaluation of the Pipeline and its credit evaluation of the Borrower and its Partners and their respective Affiliates prior to becoming a party to this Agreement; provided that such Transferee or prospective Transferee agrees to be bound by the confidentiality provisions contained in subsection 10.11.

(g)          If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any Purchasing Lender which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such Purchasing Lender, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties then in effect no United States federal taxes will be required to be withheld by the Administrative Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Purchasing Lender in respect of the Loans, (ii) to furnish to the Administrative Agent and the Borrower either U.S. Internal Revenue Service Form W-8BEN or W-8ECI (wherein such Purchasing Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to provide the Administrative Agent and the Borrower a new Form W-8BEN or W-8ECI upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent such Purchasing Lender from duly completing and delivering any such forms with respect to it and such Purchasing Lender so advises the Borrower and the Administrative Agent.

(h)        Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

(i)          In the event any Lender demands payment of additional amounts pursuant to subsection 2.18 or 2.19, the Borrower, at its expense, at any time within three (3) months after such demand, may, so long as no Default or Event of Default shall have occurred and be continuing, require such Lender to sell in accordance with the foregoing provisions of this subsection 10.6, at par plus accrued interest, without recourse or warranty, all its rights and obligations hereunder (including its Revolving Credit Commitments and the Loans at the time owing to it and the Note held by it) to a Qualified Financial Institution specified by the Borrower; provided that (A) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, and (B) the Borrower shall have paid to the assigning Lender all amounts (other than interest) accrued and owing hereunder to it (including, without limitation, amounts owing pursuant to subsections 2.18, 2.19 and 2.20). Notwithstanding anything set forth above in this paragraph (i) to the contrary, the Borrower shall not be entitled to require an assignment under this paragraph (i) with respect to any Lender demanding payment under subsection 2.18 or 2.19 if, prior to any such requirement by the Borrower, such Lender shall have changed its lending office so as to eliminate the incurrence of the costs in respect of which such payment was demanded.

10.7 Adjustments; Set-off.

(a)          If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or the benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery,. but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Borrower, and whether or not such Lender is otherwise fully secured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement represents the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, or any Lender relative to the subject matter hereof not expressly set forth herein or in the other Loan Documents.

10.11 Confidentiality Undertaking. Each of the Lenders, and the Administrative Agent agree that the financial and other information with respect to the Borrower and the Pipeline obtained by it pursuant to subsection 5.I, 5.2 or 5.13 that is not available to the general public shall be held confidential and shall not be disclosed to third parties (other than to the Administrative Agent or other Lenders); provided, however, that nothing herein shall prevent the Lenders and the Administrative Agent from disclosing any such information (a) upon the order, demand or request of, or in connection with any investigation or audit by, any Governmental Authority, (b) to any prospective Transferee or to any Person in connection with the syndication of the commitments and Loans, provided such prospective Transferee or Person shall have agreed in writing to be bound by the provisions of this subsection or shall have entered into another confidentiality undertaking with the Borrower, (c) to such Lender’s or the Administrative Agent’s attorneys, professional advisors, independent auditors or Affiliates or (d) in connection with the exercise of any right or remedy under Section 7 of this Agreement, any other Loan Document or applicable law.

10.12 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.13 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the Notes or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same:

(c)                                 agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)                                agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.14 Acknowledgements. The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes;

(b)                                neither the Administrative Agent nor any Lender has any fiduciary relationship to the Borrower, and the relationship between Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, is solely that of creditor and debtor; and

(c)                                  no joint venture exists between the Borrower and the Lenders.

10.15        WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES AND FOR ANY COUNTERCLAIM THEREIN.

10.16        USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title Ill of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verity and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York, by their proper and duly authorized officers as of the day and year first above written.

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

By: IROQUOIS PIPELINE OPERATING COMPANY, its Agent

By:	/s/Jeffrey Bruner
Name: Jeffrey Bruner
Title: VP General Counsel & Secretary

By:	/s/ Paul Bailey
Name: Paul Bailey
Title: V .P. & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Kenneth Coons
Name: Kenneth Coons
Title: AVP / Underwriter

Signature Page to Credit Agreement